Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-155535 Dated October 4, 2011
7yr ETF Efficiente Contingent Annual Income Note

North America Structured Investments

OVERVIEW

JPMorgan ETF Efficiente 5 Index (the “Index”) is a cross-asset strategy that aims to maximize returns per unit of risk by using portfolio optimization technology. The strategy uses the concept of the efficient frontier to select the optimum portfolio from a universe of 12 exchange-traded funds and a cash index, and aims to maximize returns while keeping the realized volatility at or below 5%. The strategy rebalances monthly and is non-discretionary. The Index levels incorporate an adjustment factor of 0.50% per annum which is deducted daily.

The notes offer an annual interest payment equal to the greater of [1.75%-2%] per annum or the annualized performance of the Index. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

May be appropriate for investors requiring asset and geographical diversification, principal protection and FDIC Insurance up to applicable limits.

Summary of Terms

Issuer:	JPMorgan Chase & Co.
Par:	$1,000
Underlying:	JPMorgan ETF Efficiente 5 Index
Underlying Ticker:	EEJPUS5E
Interest Rate:	Cumulative Index Return x Index Factor, subject to Minimum Interest Rate
Cumulative Index Return:	On each Interest Determination Date, (Ending Index Level – Initial Index Level) / Initial Index Level
Index Factor:	1/n, where “n” is equal to the number of Interest Determination Dates that have occurred to date, including the current Interest Determination Date.
Minimum Interest Rate:	[1.75%-2%]* per annum
Ending Index Level:	The Index Closing Level on an Interest Determination Date.
Interest Determination Dates:	Annual
Pricing Date:	October 14, 2011
Maturity Date:	October 22, 2018**
CUSIP:	48125X4K9

Return Profile

The Interest Rate for each annual Interest Payment Date will be a percentage equal to the Cumulative Index Return multiplied by the Index Factor, provided that the Interest Rate will not be less than the Minimum Interest Rate.

You are entitled to repayment in full of your principal investment at maturity, even if the strategy declines, subject to the credit risk of JPMorgan Chase & Co.

Hypothetical back-tested results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

Hypothetical Interest Paymetnts***
Cumulative Index Return	Interest Rate for certain Interest Payment Dates
	First Year	Fourth Year	Seventh Year
70.00%	70.00%	17.50%	10.00%
50.00%	50.00%	12.50%	7.14%
30.00%	30.00%	7.50%	4.29%
15.00%	15.00%	3.75%	2.14%
10.00%	10.00%	2.50%	1.75%
5.00%	5.00%	1.75%	1.75%
0.00%	1.75%	1.75%	1.75%
-10.00%	1.75%	1.75%	1.75%
-20.00%	1.75%	1.75%	1.75%
-70.00%	1.75%	1.75%	1.75%

*To be determined on the Pricing Date, but not less than 1.75%

**Subject to postponement as described in the accompanying product supplement

***The hypothetical interest payments set forth above (with a minimum return of 1.75% p.a.) are illustrative and may not be the actual interest payments on the notes. These returns do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com

7yr ETF Efficiente Contingent Annual Income Note
Selected Benefits	North America Structured Investments

• The notes offer full return of principal at maturity, subject to the credit risk of JPMorgan Chase & Co

• Annual interest payments at a rate no less than 1.75% per annum.

• Minimum denominations of $1,000 and integral multiples in excess thereof

• The strategy dynamically allocates among the following 12 ETFs (the “ETF Constituents”) and cash index:

SPDR® S&P 500® ETF Trust (SPY)	iShares® Emerging Markets Bond Fund (EMB)	SPDR® Gold Trust (GLG)	iShares® Barclays 20+ Year Treasury Bond Fund (TLT)	iShares® MSCI Emerging Markets Index Fund (EEM)
iShares® Russell 2000 Index Fund (IWM)	iShares® Dow Jones Real Estate Index Fund (IYR)	iShares® Barclays TIPS Bond Fund (TIP)	iShares® iBOXX $ Investment Grade Corporate Bond Fund (LQD)
iShares® MSCI EAFE Index Fund (EFA)	iShares® S&P GSCI™ Commodity-Indexed Trust (GSG)	JPMorgan Cash Index USD 3 Month (JPCAUS3M)	iShares® iBOXX $ High Yield Corporate Bond Fund (HYG)

Selected Risks

• For each determination date, if the Cumulative Index Return is negative or less than the Minimum Interest Rate, your interest payment will equal [1.75%-2%] for that period. No guaranteed Interest Payment above the Minimum Interest Rate.

• Payment on the notes at maturity is subject to the our credit risk. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of JPMorgan Chase & Co.’s creditworthiness.

• Certain built-in costs are likely to adversely affect the value of the notes prior to maturity.

• You aggregate interest payments may yield a lower return than the strategy performance over the term of the notes.

• The Index Factor negatively impacts the Interest Rate over time, which can result in lower interest payments for increases in the strategy later in the term of the notes.

• The strategy may not be successful. It may not outperform an alternative strategy related to the ETF Constituents. Changes in the value of strategy constituents may offset each other.

• The strategy is subject to emerging markets risk, fixed income risks, currency exchange risk, real estate risk, small capitalization stock risk and the uncertain legal and regulatory regimes which govern commodities future contracts.

• Your Interest Payments may be reduced upon the occurrence of a commodity hedging disruption event.

• Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

• Our affiliate, JPMSL, is the index calculation agent and may adjust the strategy in a way that affects its level.

• Potential Conflicts: We and our affiliates play a variety of roles in connection with the notes, including acting as a calculation agent and hedging our obligations under the notes.

• Many economic and market factors, such as index volatility, time to maturity, interest rates and creditworthiness of the Issuer, will impact the value of the notes prior to maturity.

• The tax consequences of the notes maybe uncertain.

• The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” in the applicable term sheet for additional information.

Disclaimer

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of JPMorgan Research Departments. JPMorgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC. is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a JPMorgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Additional information about the symbols depicted in each cube in the top right-hand corner of this fact sheet can be accessed via the hyperlink to one of our filings with the SEC: http://www.sec.gov/Archives/edgar/data/19617/000095010309000965/symbol_guide.pdf

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com

Term sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 215-A-I dated October 4, 2011	Term Sheet to Product Supplement 215-A-I Registration Statement No. 333-155535 Dated October 4, 2011; Rule 433

Structured Investments	$ Annual Income Notes Contingent on the Performance of the JPMorgan ETF Efficiente 5 Index due October 22, 2018

General

  Senior unsecured obligations of JPMorgan Chase & Co. maturing October 22, 2018*
  Cash payment at maturity of principal plus the final Interest Payment, if any, as described below
  The notes are designed for investors who seek variable annual Interest Payments that depend on the annualized performance of the JPMorgan ETF Efficiente 5 Index over the term of the notes, subject to a Minimum Interest Rate that will be determined on the pricing date and will not be less than 1.75% per annum or greater than 2.00% per annum. The notes may be appropriate for investors requiring asset and investment strategy diversification. Investors should be willing to forgo dividend payments and any return on this investment beyond the Interest Payments, while seeking payment of your principal in full at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Investing in the notes is not equivalent to investing in the JPMorgan ETF Efficiente 5 Index, any of the Basket Constituents or any of the assets underlying the Basket Constituents.
  Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
  The notes are expected to price on or about October 14, 2011 and are expected to settle on or about October 21, 2011.

Key Terms

Index:	JPMorgan ETF Efficiente 5 Index (the “Index”)
Interest Payment†:	The Interest Payment per $1,000 principal amount note payable on each annual Interest Payment Date will equal $1,000 × Interest Rate.
Interest Rate:

The Interest Rate for each annual Interest Payment Date will be a percentage equal to (a) the Cumulative Index Return on the applicable Interest Determination Date multiplied by (b) the Index Factor for such Interest Determination Date, provided that the Interest Rate will not be less than the Minimum Interest Rate.

Minimum Interest Rate:	The Minimum Interest Rate will be determined on the pricing date and will not be less than 1.75% per annum or greater than 2.00% per annum
Index Factor:

The Index Factor for each Interest Determination Date will be a fraction equal to 1/n, where “n” is equal to the number of Interest Determination Dates that have occurred to date, including the Interest Determination Date in question. Please see “Selected Risk Considerations — Because the Index Factor for Each Interest Determination Date Negatively Affects the Interest Rate Over Time, Earlier Increases in the Index Will Result in Higher Interest Payments Than Later Increases in the Index” for additional information.

Interest Determination Dates*:	October 15, 2012, October 15, 2013, October 15, 2014, October 14, 2015, October 14, 2016, October 16, 2017, and October 15, 2018
Interest Payment Dates*:	October 22, 2012, October 22, 2013, October 22, 2014, October 21, 2015, October 21, 2016, October 23, 2017, and October 22, 2018
Payment at Maturity:	At maturity, you will receive a cash payment for each $1,000 principal amount note of $1,000 (plus the final Interest Payment).
Cumulative Index Return:	Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	The Index closing level on the pricing date
Ending Index Level:	For each Interest Determination Date, the Index closing level on such Interest Determination Date
Observation Date:	October 15, 2018*
Maturity Date:	October 22, 2018*
CUSIP:	48125X4K9
*

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Potential Interest Payments” and “Description of Notes — Postponement of an Interest determination Date” in the accompanying product supplement no. 215-A-I

†

Subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying product supplement no. 215-A-I. In the event of a commodity hedging disruption event, we have the right, but not the obligation, to cause the note calculation agent to adjust the Interest Payments payable on each Interest Payment Date that follows the occurrence of that commodity hedging disruption event. Please see “Selected Risk Considerations — We May Adjust Further Interest Payments If a Commodity Hedging Disruption Event Occurs” for additional information.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 215-A-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)

If the notes priced today, J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $36.00 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of approximately $11.00 per $1,000 principal amount note. The concessions of approximately $11.00 per $1,000 principal amount note include concessions to be allowed to selling dealers and concessions to be allowed to any arranging dealer. This commission includes the projected profits that our affiliates expect to realize, some of which may be allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. In no event will the commission received by JPMS, which includes concessions and other amounts that may be allowed to other dealers, exceed $80.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-132 of the accompanying product supplement no. 215-A-I.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

October 4, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 215-A-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 215-A-I dated October 4, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 215-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 215-A-I dated October 4, 2011:
  http://www.sec.gov/Archives/edgar/data/19617/000089109211006680/e45637_424b2.htm

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

You may access additional information regarding The JPMorgan ETF Efficiente 5 Index in the Strategy Guide at the following URL:
http://www.sec.gov/Archives/edgar/data/19617/000095010311000060/crt-dp20603_fwp.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

We may create and issue additional notes with the same terms as these notes, so that any additional notes will be considered part of the same tranche as these notes.

The JPMorgan ETF Efficiente 5 Index

The JPMorgan ETF Efficiente 5 Index (the “Index”) was developed and is maintained and calculated by J.P. Morgan Securities Ltd. (“JPMSL”), one of our affiliates. JPMSL acts as the calculation agent for the Index (the “index calculation agent”). The Index is a notional dynamic basket that tracks the excess return of a portfolio of 12 exchange-traded funds (“ETFs”) (each an “ETF Constituent,” and collectively the “ETF Constituents”), with dividends reinvested, and the JPMorgan Cash Index USD 3 Month (the “Cash Constituent”) (each a “Basket Constituent,” and collectively the “Basket Constituents”) above the return of the Cash Constituent, less a fee of 0.50% per annum that accrues daily. The Basket Constituents represent a diverse range of asset classes and geographic regions.

The Index rebalances monthly a synthetic portfolio composed of the Basket Constituents. The Index is based on the “modern portfolio theory” approach to asset allocation, which suggests how a rational investor should allocate his capital across the available universe of assets to maximize return for a given risk appetite. The Index uses the concept of an “efficient frontier” to define the asset allocation of the Index. An efficient frontier for a portfolio of assets defines the optimum return of the portfolio for a given amount of risk. The Index uses the volatility of returns of hypothetical portfolios as the measure of risk. This strategy is based on the assumption that the most efficient allocation of assets is one that maximizes returns per unit of risk. The index level of the ETF Efficiente Index is determined by tracking the return of the synthetic portfolio above the return of the Cash Constituent.

The weights assigned to the Basket Constituents within the synthetic portfolio are rebalanced monthly. The strategy assigns the weights to the Basket Constituents based upon the returns and volatilities of multiple hypothetical portfolios comprising the Basket Constituents measured over the previous six months. The re-weighting methodology seeks to identify the weight for each Basket Constituent that would have resulted in the hypothetical portfolio with the highest return over the relevant measurement period, subject to an annualized volatility over the same period of 5% or less. Thus, the portfolio exhibiting the highest return with an annualized volatility of 5% or less is then selected, with the weightings for such portfolio applied to the Basket Constituents. In the event that none of the portfolios has an annualized volatility equal to or less than 5%, this volatility threshold is increased by 1% and this analysis performed again until a portfolio is selected.

JPMorgan Structured Investments —	TS-1
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

The Index is described as a “notional” or synthetic portfolio or basket of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used as a reference point for calculating the level of the Index.

The following are the Basket Constituents composing the Index and the maximum weighting constraints assigned to the relevant sector and asset type to which each belongs:

	Sector Cap	Basket Constituent	Asset Cap
1	Developed Equities 50%	SPDR® S&P 500® ETF Trust	20%
2		iShares® Russell 2000 Index Fund	10%
3		iShares® MSCI EAFE Index Fund	20%
4	Bonds 50%	iShares® Barclays 20+ Year Treasury Bond Fund	20%
5		iShares® iBOXX $ Investment Grade Corporate Bond Fund	20%
6		iShares® iBOXX $ High Yield Corporate Bond Fund	20%
7	Emerging Markets 25%	iShares® MSCI Emerging Markets Index Fund	20%
8		iShares® Emerging Markets Bond Fund	20%
9	Alternative Investments 25%	iShares® Dow Jones Real Estate Index Fund	20%
10		iShares® S&P GSCI™ Commodity-Indexed Trust	10%
11		SPDR® Gold Trust	10%
12	Inflation Protected Bonds and Cash 50%	iShares® Barclays TIPS Bond Fund	50%
13		JPMorgan Cash Index USD 3 Month	50%

See “The JPMorgan ETF Efficiente 5 Index ” in the accompanying product supplement no. 215-A-I for more information on the Index and the Basket Constituents.

The level of the Index is published each trading day under the Bloomberg ticker symbol “EEJPUS5E.”

Selected Purchase Considerations

  POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least your initial investment in the notes if you hold the notes to maturity, regardless of the performance of the Index. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  ANNUAL INTEREST PAYMENTS AT A RATE NO LESS THAN THE MINIMUM INTEREST RATE — The notes offer the potential to earn annual Interest Payments with a variable Interest Rate that will not be less than the Minimum Interest Rate, which will not be less than 1.75% per annum or greater than 2.00% per annum. The actual Minimum Interest Rate will be determined on the pricing date. The Interest Rate for each Interest Payment Date is equal to the Cumulative Index Return on the applicable Interest Determination Date, multiplied by the Index Factor for such Interest Determination Date, provided that the Interest Rate will not be less than the Minimum Interest Rate. If a commodity hedging disruption event occurs, we may adjust further Interest Payments. See “Selected Risk Considerations — We May Adjust Further Interest Payments If a Commodity Hedging Disruption Event Occurs” below.
  RETURN LINKED TO A NOTIONAL DYNAMIC BASKET THAT TRACKS THE EXCESS RETURN OF A PORTFOLIO OF TWELVE ETFs AND ONE INDEX, REPRESENTING A DIVERSE RANGE OF ASSETS AND GEOGRAPHIC REGIONS — The return on the notes is linked to the performance of the JPMorgan ETF Efficiente 5 Index. The Index tracks the excess return of a portfolio of twelve ETFs and the Cash Constituent using an investment strategy that is based on the modern portfolio theory of asset allocation, which suggests how a rational investor should allocate his capital across the available universe of assets to maximize return for a given risk appetite. The Index uses the concept of an “efficient frontier” to define the asset allocation of the Index. An efficient frontier for a portfolio of assets defines the optimum return of the portfolio for a given amount of risk. The Index uses the volatility of returns of hypothetical portfolios as the measure of risk. This strategy is based on the assumption that the most efficient allocation of assets is one that maximizes returns per unit of risk. See “The JPMorgan ETF Efficiente 5 Index ” in the accompanying product supplement no. 215-A-I.

JPMorgan Structured Investments —	TS-2
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

  TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement. You and we agree to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. Assuming this characterization is respected, interest paid on the notes will generally be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes, and gain or loss realized on the sale, exchange or redemption of the notes generally will be capital gain or loss. However, due to the absence of authorities that directly address the proper characterization of the notes, the Internal Revenue Service (the “IRS”) or a court may not respect the characterization and tax treatment described above. In particular, the IRS could seek to treat the notes for U.S. federal income tax purposes as “contingent payment debt instruments.” If the IRS were successful in asserting this treatment, the timing and character of income with respect to the notes would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income in each year, subject to adjustments, at a rate equal to our “comparable yield” on the notes, and any gain on the sale, exchange or redemption of the notes would be treated as additional interest income. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments. See the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement for more detailed information.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index, any of its Basket Constituents or any of the securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 215-A-I dated October 4, 2011.

  YOU MAY NOT RECEIVE ANY INTEREST PAYMENTS ON YOUR NOTES IN EXCESS OF THE MINIMUM INTEREST RATE FOR EACH INTEREST PAYMENT DATE — Your only return on the notes will be the annual Interest Payments that will be paid over the term of the notes. If the Index has declined from the pricing date to the applicable Interest Determination Date, resulting in a negative Cumulative Index Return, or if the Cumulative Index Return on the applicable Interest Determination Date multiplied by the applicable Index Factor is less than the Minimum Interest Rate, the Interest Rate will be equal to the Minimum Interest Rate and the minimum Interest Payment of $1,000 × the Minimum Interest Rate per $1,000 principal amount note will be made on the applicable Interest Payment Date.
  If the Minimum Interest Rate applies for each of the applicable Interest Payment Dates, assuming a Minimum Interest Rate of 1.75%, you will receive $122.50 per $1,000 principal amount note in Interest Payments over the term of the notes. The actual Minimum Interest Rate will be determined on the pricing date and will not be less than 1.75% per annum or greater than 2.00% per annum. Therefore, the return on your investment in the notes may be less than the amount that would be paid on a conventional security having a similar maturity issued by us or an issuer with a comparable credit rating. The Interest Payments paid over the term of the notes may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time. If a commodity hedging disruption event occurs, we may adjust further Interest Payments. See “— We May Adjust Further Interest Payments If a Commodity Hedging Disruption Event Occurs” below.
  THE INDEX FACTOR FOR EACH INTEREST DETERMINATION DATE MAY LOWER YOUR INTEREST RATE FOR AN INTEREST PAYMENT DATE, AND YOUR AGGREGATE INTEREST PAYMENTS OVER THE TERM OF THE NOTES MAY YIELD A RETURN THAT IS LESS THAN THE INDEX PERFORMANCE OVER THE TERM OF THE NOTES — Although the Cumulative Index Return on each Interest Determination Date measures the performance of the Index from the pricing date to such Interest Determination Date, the Index Factor for the applicable Interest Determination Date is applied to the Index Return for such Interest Determination Date to annualize the Cumulative Index Return. Accordingly, even if the Cumulative Index Return increases from one Interest Determination Date to the next, the Interest Rate for each Interest Payment Date may not increase in the same proportion and may even decrease. In addition, the return from the Interest Payments that you may receive over the term of the notes may be less than the Index performance over the term of the notes. Please see “What Are the Interest Rates for Different Interest Payment Dates, Assuming a Range of Performances for the Index?” in this term sheet for more information.
  BECAUSE THE INDEX FACTOR FOR EACH INTEREST DETERMINATION DATE NEGATIVELY AFFECTS THE INTEREST RATE OVER TIME, EARLIER INCREASES IN THE INDEX WILL RESULT IN HIGHER INTEREST PAYMENTS THAN LATER INCREASES IN THE INDEX — The Index Factor for each Interest Determination Date is always less than the Index Factor for the immediately preceding Interest Determination Date. Accordingly, its negative impact on the Interest Rate increases over time. As a result, earlier increases in the Index will result in higher Interest Payments than later increases in the Index, unless the later increases are sufficient to offset the negative effect of the Index Factor. If the Index depreciates during the initial part and appreciates in the later part of the term of the notes or if the Index appreciates more later in the term of the notes than earlier in the term of the notes, your aggregate Interest Payments may be less than the aggregate Interest Payments you could have earned if the Index appreciated during the initial part and depreciated in the later part of the term of the notes or if the Index appreciated more earlier in the term of the notes than later in the term of the notes. The

JPMorgan Structured Investments —	TS-3
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

  negative impact of the Index Factor will also be greater the longer the term of the notes.
  THE INTEREST RATE DOES NOT REFLECT THE ACTUAL YEAR-OVER-YEAR PERFORMANCE OF THE INDEX FROM INTEREST DETERMINATION DATE TO INTEREST DETERMINATION DATE — The Interest Rate for each annual Interest Payment Date is determined by multiplying the Cumulative Index Return on the applicable Interest Determination Date by the applicable Index Factor and is intended to reflect the annualized Index return on the applicable Interest Determination Date, subject to the Minimum Interest Rate. This is different from, and may be less than, an Interest Rate determined based on the percentage difference of the Index closing levels between two Interest Determination Dates (or the year-over-year performance of the Index between the two Interest Determination Dates). Accordingly, the Interest Payments on the notes may be less than the return you could earn on another instrument linked to the Index that pays annual interest based on the year-over-year performance of the Index. Please see “Sensitivity Analysis — Hypothetical Interest Rates for Different Interest Payment Dates for Each $1,000 principal amount note” in this term sheet for more information.
  THE LEVEL OF THE INDEX WILL INCLUDE THE DEDUCTION OF A FEE — One way in which the Index may differ from a typical index is that its level will include a deduction from the performance of the Basket Constituents over the Cash Constituent of a fee of 0.50% per annum. This fee will be deducted daily. As a result of the deduction of this fee, the level of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such fee is deducted.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.
  WE MAY ADJUST FURTHER INTEREST PAYMENTS IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS — If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we have the right, but not the obligation, to adjust further Interest Payments. In making such adjustment, the calculation agent will determine in good faith and in a commercially responsible manner the forward price of the embedded option representing each of the Interest Payments from but excluding the commodity hedging disruption date through and including the maturity date (the “Option Value”) as of the date on which we declare a commodity hedging disruption event (such date, a “commodity hedging disruption date”). Thereafter, the Interest Payment payable on each Interest Payment Date occurring after the commodity hedging disruption date (each, an “Affected Interest Payment Date”) will be, instead of the amount calculated as described under “Key Terms — Interest Payment” above, an amount equal to, for each $1,000 principal amount note, the Option Value divided by the number of Affected Interest Payment Dates, provided that the Interest Payment will not be less than $1,000 × the Minimum Interest Rate. Under these circumstances, the Interest Payment on each Affected Interest Payment Date will be fixed, regardless of any appreciation of the Index, which may be significant. Please see “General Terms of the Notes — Consequences of a Commodity Hedging Disruption Event” in the accompanying disclosure statement for more information.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as note calculation agent — the entity that, among other things, determines the Index closing levels to be used to determine the Interest Payment, if any, we will pay you on each Interest Payment Date — and acting as index calculation agent and sponsor of the Index and hedging our obligations under the notes. In performing these duties, the economic interests of the note calculation agent, index calculation agent, sponsor of the Index, and other affiliates of ours are potentially adverse to your interests as an investor in the notes. It is possible that such hedging activities or other trading activities of ours or other affiliates could result in substantial returns for us or our affiliates while the value of the notes declines.
  In addition, one of our affiliates, JPMS, is the sponsor of one of the Basket Constituents of the Index (the Cash Constituent). JPMS is also the sponsor of the JPMorgan EMBI Global Core Index, which is the index underlying the iShares® JPMorgan USD Emerging Markets Bond Fund. JPMS may, as a last resort, if there are no valid prices available for composite instruments included in the JPMorgan EMBI Global Core Index, price such composite instruments by asking JPMS traders to provide a market bid and ask. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the values of the Cash Constituents, the JPMorgan EMBI Core Index and the notes.
  OUR AFFILIATE, J.P. MORGAN SECURITIES LTD., OR JPMSL, IS THE INDEX CALCULATION AGENT AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL — JPMSL, one of our affiliates, acts as the index calculation agent and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing its composition and calculation. The rules governing the Index may be amended at any time by JPMSL, in its sole discretion, and the rules also permit the use of discretion by JPMSL in specific instances, such as the right to substitute a Basket Constituent. Unlike other indices, the maintenance of the Index is not governed by an independent committee. Although judgments, policies and determinations concerning the Index are made by JPMSL, JPMorgan Chase & Co., as the parent company of JPMSL, ultimately controls JPMSL.

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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

  In addition, the policies and judgments for which JPMSL is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes. JPMSL is under no obligation to consider your interests as an investor in the notes. Furthermore, the inclusion of the Basket Constituents in the Index is not an investment recommendation by us or JPMSL of the Basket Constituents or any of the securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents.
  JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS, OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS and its affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Constituents and the securities, commodities, commodity futures contracts and currencies underlying the Basket Constituents to which the notes are linked.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Affect the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  THE COMMODITY FUTURES CONTRACTS UNDERLYING SOME OF THE BASKET CONSTITUENTS ARE SUBJECT TO LEGAL AND REGULATORY REGIMES — The commodity futures contracts and commodities that underlie two of the Basket Constituents, the iShares® S&P GSCI™ Commodity-Indexed Trust and the SPDR® Gold Trust, and commodities are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the Index. Such regimes may result in the index calculation agent exercising its discretionary right to exclude or substitute Basket Constituents, which may, in turn, have a negative effect on the level of the Index and the Interest Payment, if any, on each Interest Payment Date. In addition, we or our affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge our obligations under the notes, in which case we may, in our sole and absolute discretion, cause the note calculation agent to adjust future Interest Payments. Please see “We May Adjust Further Interest Payments If a Commodity Hedging Disruption Event Occurs.”
  NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities, commodities, commodity futures contracts or other assets underlying the Basket Constituents would have.
  THE INDEX MAY NOT BE SUCCESSFUL, OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE BASKET CONSTITUENTS OR ACHIEVE ITS TARGET VOLATILITY — The Index follows a notional rules-based proprietary strategy that operates on the basis of pre-determined rules. No assurance can be given that the investment strategy on which the Index is based will be successful or that the Index will outperform any alternative strategy that might be employed in respect of the Basket Constituents. Furthermore, no assurance can be given that the JPMorgan ETF Efficiente 5 Index will achieve its target volatility of 5%. The actual realized volatility of the JPMorgan ETF Efficiente 5 Index may be greater or less than 5%.
  THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES — The exposures to the Basket Constituents are purely notional and will exist solely in the records maintained by or on behalf of the index calculation agent. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. Consequently, you will not have any claim against any of the reference assets that compose the Index. The Index tracks the excess return of a notional dynamic basket of assets over the Cash Constituent and, as such, any allocation to the Cash Constituent will result in this portion of the portfolio not being invested. Unless an extraordinary event occurs, the Cash Constituent will be subject to a maximum weight of 50% in the Index. See the risk factor in this term sheet entitled “The Basket Constituents Composing the Index May Be Replaced by a Substitute ETF or Index” for more information about the consequences of an extraordinary event.
  OWNING THE NOTES INVOLVES THE RISKS ASSOCIATED WITH THE INDEX’S MOMENTUM INVESTMENT STRATEGY — The Index employs a mathematical model intended to implement what is generally known as a momentum investment strategy, which seeks to capitalize on positive market price trends based on the supposition that positive market price trends may continue. This strategy is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Index may fail to

JPMorgan Structured Investments —	TS-5
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

  realize gains that could occur as a result of holding assets that have experienced price declines, but after which experience a sudden price spike.
  THE INVESTMENT STRATEGY USED TO CONSTRUCT THE INDEX INVOLVES MONTHLY REBALANCING AND WEIGHTING CAPS THAT ARE APPLIED TO THE BASKET CONSTITUENTS — The Basket Constituents are subject to monthly rebalancing and maximum weighting caps by asset type and on subsets of assets. By contrast, a synthetic portfolio that does not rebalance monthly and is not subject to any weighting caps in this manner could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Basket Constituents. Therefore, your return on the notes may be less than the return you could realize on an alternative investment that was not subject to rebalancing and weighting caps.
  CHANGES IN THE VALUES OF THE BASKET CONSTITUENTS MAY OFFSET EACH OTHER — Because the notes are linked to the Index, which is linked to the performance of the Basket Constituents, which collectively represent a diverse range of asset classes and geographic regions, price movements between the Basket Constituents representing different asset classes or geographic regions may not correlate with each other. At a time when the value of a Basket Constituent representing a particular asset class or geographic region increases, the value of other Basket Constituents representing a different asset class or geographic region may not increase as much or may decline. Therefore, in calculating the level of the Index, increases in the values of some of the Basket Constituents may be moderated, or more than offset, by lesser increases or declines in the values of other Basket Constituents.
  CORRELATION OF PERFORMANCES AMONG THE BASKET CONSTITUENTS MAY REDUCE PERFORMANCE OF THE NOTES — Performances of the Basket Constituents may become highly correlated from time to time during the term of the notes, including, but not limited to, a period in which there is a substantial decline in a particular sector or asset type represented by the Basket Constituents and that has a higher weighting in the Index relative to any of the other sectors or asset types, as determined by the Index’s strategy. High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type and which Basket Constituents have a substantial percentage weighting in the Index could cause the Notes to pay only the Minimum Interest Return on an Interest Payment Date and a return of your principal amount at maturity.
  THE INDEX HAS A LIMITED OPERATING HISTORY AND MAY PERFORM IN UNANTICIPATED WAYS — The Index was established on October 29, 2010, and therefore has a limited operating history. Any back-testing or similar analysis in respect of the Index must be considered illustrative only and may be based on estimates or assumptions not used by the index calculation agent when determining the level of the Index. Past performance should not be considered indicative of future performance.
  AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS, INCLUDING EMERGING MARKETS — Some or all of the equity securities that are held by two of the Basket Constituents, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund, have been issued by non-U.S. companies. In addition, the iShares® iBOXX $ Investment Grade Corporate Bond Fund and the iShares® iBOXX $ High Yield Corporate Bond Fund, which are also Basket Constituents, may include U.S. dollar-denominated bonds of foreign corporations. Moreover, the bonds held by the iShares® JPMorgan USD Emerging Markets Bond Fund have been issued by 33 countries. Investments in the notes, which are linked in part to the economic stability and development of such countries, involve risks associated with investments in, or the securities markets in, those countries. The impact of any of these risks may enhance or offset some or all of any change resulting from another factor or factors. See “Risk Factors” in the accompanying product supplement for more information on these risks.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of some or all of the securities composing two of the thirteen Basket Constituents (the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Markets Index Fund) (the “Component Securities”) are converted into U.S. dollars for purposes of calculating the value of the relevant Basket Constituent, your notes will be exposed to currency exchange rate risk with respect to each of the relevant currencies. Your net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the weight of the Component Securities denominated in each such currency. If, taking into account such weighting, the U.S. dollar strengthens against such currencies, the value of the relevant Basket Constituents will be adversely affected and an Interest Payment may be reduced.
  THERE ARE RISKS ASSOCIATED WITH THE ETF CONSTITUENTS — Although shares of the ETF Constituents are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the ETF Constituents or that there will be liquidity in the trading market. The ETF Constituents are subject to management risk, which is the risk that the investment strategies of their investment advisers, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the ETF Constituents, and consequently, the value of the notes.
  THERE ARE DIFFERENCES BETWEEN THE ETF CONSTITUENTS AND THEIR UNDERLYING INDICES — The ETF Constituents do not fully replicate their respective underlying indices and may hold securities not included in their respective underlying indices, and their performances will reflect additional transaction costs and fees that are not included in the calculation of their underlying indices, all of which may lead to a lack of correlation between the ETF Constituents and their respective underlying indices. In addition, corporate actions with respect to the sample of securities (such as mergers and spin-offs) may impact the variance between the ETF Constituents and their respective underlying indices. Finally, because the shares of the ETF Constituents are traded on the NYSE Arca and

JPMorgan Structured Investments —	TS-6
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

  are subject to market supply and investor demand, the market value of one share of any of the ETF Constituents may differ from the net asset value per share of such ETF Constituent.
  THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED AND CREDIT-RELATED RISKS — Five of the Basket Constituents (the iShares® Barclays 20+ Year Treasury Bond Fund, the iShares® iBOXX $ Investment Grade Corporate Bond Fund, the iShares® iBOXX $ High Yield Corporate Bond Fund, the iShares® Emerging Markets Bond Fund and the iShares® Barclays TIPS Bond Fund, which we collectively refer to as the Bond ETFs) are bond ETFs that attempt to track the performance of indices composed of fixed income securities. Investing in the notes linked indirectly to these Basket Constituents differs significantly from investing directly in bonds to be held to maturity as the values of the Bond ETFs change, at times significantly, during each trading day based upon the current market prices of their underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds. The market prices of the bonds underlying each of the iShares® iBOXX $ Investment Grade Corporate Bond Fund and the iShares® iBOXX $ High Yield Corporate Bond Fund are determined by reference to the bid and ask quotations provided by 9 contributing banks, one of which is us. JPMS is also the sponsor of the JPMorgan EMBI Global Core Index, which is the index underlying the iShares® JPMorgan USD Emerging Markets Bond Fund. JPMS may, as a last resort, if there are no valid prices available for instruments included in the JPMorgan EMBI Global Core Index, price such instruments by asking JPMS traders to provide a market bid and ask.
  Interest rates are subject to volatility due to a variety of factors, including:
    sentiment regarding underlying strength in the U.S. economy and global economies;
    expectations regarding the level of price inflation;
    sentiment regarding credit quality in the U.S. and global credit markets;
    central bank policies regarding interest rates; and
    the performance of U.S. and foreign capital markets.

  Recently, U.S. treasury notes have been trading near their historic high trading price. If the price of the U.S. treasury notes reverts to its historic mean or otherwise falls, as a result of a general increase in interest rates or perceptions of reduced credit quality of the U.S. government or otherwise, the value of the bonds underlying the iShares® Barclays 20+ Year Treasury Bond Fund will decline, which could have a negative impact on the performance of the ETF Efficiente Index and the return on your notes.

  In addition, the prices of the underlying bonds are significantly influenced by the creditworthiness of the issuers of the bonds. The bonds underlying the Bond ETFs may have their credit ratings downgraded, including in the case of the bonds included in the iShares® iBOXX $ Investment Grade Corporate Bond Fund, a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines. These events may affect only a few or a large number of the underlying bonds.

  The iShares® Emerging Markets Bond Fund is composed of U.S. dollar-denominated bonds of sovereign and quasi-sovereign entities of emerging market countries and the iShares® iBOXX $ Investment Grade Corporate Bond Fund, the iShares® iBOXX $ High Yield Corporate Bond Fund may include U.S. dollar-denominated bonds of foreign corporations. See “Risk Considerations — An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets, Including Emerging Markets” in this term sheet.

  Further, the iShares® iBOXX $ High Yield Corporate Bond Fund is designed to provide a representation of the U.S. dollar high yield corporate market and is therefore subject to high yield securities risk, being the risk that securities that are rated below investment grade (commonly known as “junk bonds,” including those bonds rated at BB+ or lower by S&P or Fitch or Ba1 by Moody’s) may be more volatile than higher-rated securities of similar maturity. High yield securities may also be subject to greater levels of credit or default risk than higher-rated securities.

  Finally, for the iShares® Barclays TIPS Bond Fund, if inflation is low, the benefit received from the inflation-protected feature of the underlying bonds may not sufficiently compensate you for their reduced yield.
  INVESTMENTS RELATED TO THE VALUE OF COMMODITIES TEND TO BE MORE VOLATILE THAN TRADITIONAL NOTE INVESTMENTS — The market values of commodities tend to be highly volatile. Commodity market values are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but are subject to variables that are specific to commodities markets. These factors may have a larger impact on commodity prices and commodity-linked instruments than on traditional notes. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional notes. These and other factors may affect the values of the constituents included from time to time in the Index, and thus the value of your notes, in unpredictable or unanticipated ways. The high volatility and cyclical nature of commodity markets may render these investments inappropriate as the focus of an investment portfolio.
  HIGHER FUTURE PRICES OF THE COMMODITY FUTURES CONTRACTS CONSTITUTING THE iSHARES® S&P GSCI™ COMMODITY-INDEXED TRUST RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY — As the exchange-traded futures contracts that compose the iShares® S&P GSCI™ Commodity-Indexed Trust approach expiration, they are replaced by contracts that have a later expiration. If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant

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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

  delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” There can be no assurance that backwardation will exist at times that are advantageous, with respect to your interests as a holder of the notes, to the valuation of the iShares® S&P GSCI™ Commodity-Indexed Trust. Moreover, certain commodities, such as gold, have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango in the commodity markets could result in negative “roll yields,” which could adversely affect the price of shares of the iShares® S&P GSCI™ Commodity-Indexed Trust and, therefore, the level of the Index and the value of your notes.
  RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY WILL AFFECT THE VALUE OF YOUR NOTES — The iShares® Dow Jones Real Estate Index Fund, one of the Basket Constituents composing the Index, holds a variety of real estate-related securities. The following are some of the conditions that might impact the value of the securities held by the iShares® Dow Jones Real Estate Index Fund and the value of the iShares® Dow Jones Real Estate Index Fund, and accordingly, the level of the Index and the value of your notes:
    a decline in the value of real estate properties;
    increases in property and operating taxes;
    increased competition or overbuilding;
    a lack of available mortgage funds or other limits on accessing capital;
    tenant bankruptcies and other credit problems;
    changes in zoning laws and governmental regulations;
    changes in interest rates; and
    uninsured damages from floods, earthquakes or other natural disasters.
  The difficulties described above could cause an upturn or a downturn in the real estate industry generally or regionally and could cause the value of the securities held by the iShares® Dow Jones Real Estate Index Fund and thus the value of the iShares® Dow Jones Real Estate Index Fund to decline or remain flat during the term of the notes, which may adversely affect the level of the Index and the value of your notes.
  AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The equity securities held by the iShares® Russell 2000 Index Fund and included in the Russell 2000® Index have been issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions. The stocks of small capitalization companies may be thinly traded and thus may be difficult for the iShares® Russell 2000 Index Fund to buy and sell.
  THE MARKET PRICE OF GOLD WILL AFFECT THE VALUE OF THE NOTES — Because the Index is linked in part to the performance of the price of gold, we expect that generally the market value of the notes will depend in part on the market price of gold. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.
  THE BASKET CONSTITUENTS COMPOSING THE INDEX MAY BE REPLACED BY A SUBSTITUTE ETF OR INDEX — Following the occurrence of certain extraordinary events with respect to a Basket Constituent, the affected Basket Constituent may be replaced by a substitute ETF or index. If the index calculation agent determines in its discretion that no suitable substitute ETF or index is available for an affected Basket Constituent (other than the Cash Constituent), then the index calculation agent will replace such Basket Constituent with the Cash Constituent as its substitute. Under such circumstances, the aggregate weight of the Cash Constituent in the Index may be greater than the maximum 50% weight limit allocated to the Cash Constituent because a portion of such aggregate weight would be subject to the separate maximum weight limit specific to the affected Basket Constituent. The substitution of a Basket Constituent may affect the performance of the Index, and therefore, the return on the notes, as the replacement Basket Constituent may perform significantly better or worse than the affected Basket Constituent.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the Index closing value on any day, the value of the notes will be affected by a number of economic and market factors that may

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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

  either offset or magnify each other, including:
    the actual and expected volatility in the Index and the Basket Constituents;
    the time to maturity of the notes;
    the dividend rate on the equity securities underlying some of the Basket Constituents;
    the market price of gold and the market price of the physical commodities upon which the commodity futures contracts that compose some of the Basket Constituents are based;
    interest and yield rates in the market generally;
    foreign currency exchange rates;
    economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events that affect the securities, commodities, commodity contracts or other assets, underlying stock markets or a Basket Constituent or markets generally and which may affect the closing levels of the Basket Constituents; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.
  STANDARD & POOR’S RECENT DOWNGRADE OF THE U.S. GOVERNMENT’S CREDIT RATING, AND ANY FUTURE DOWNGRADES BY CREDIT RATING AGENCIES, MAY ADVERSELY AFFECT THE PERFORMANCE OF THE INDEX AND THE NOTES — On August 6, 2011, Standard & Poor’s Ratings Services (“Standard & Poor’s”), downgraded the U.S. government’s credit rating from AAA to AA+. Additionally, Standard & Poor’s and Moody’s Investor Services, Inc. have assigned a negative outlook on the U.S. government’s credit rating, meaning that the agencies may downgrade the U.S. government’s credit rating in the next year or two. The recent downgrade has increased and may continue to increase volatility in the global equity and credit markets, which may adversely affect the levels of the Non-Cash Constituents. Future downgrades by credit ratings agencies may also increase this volatility. These events may also increase short-term borrowing costs, including the 3-month LIBOR rate underlying the Cash Constituent, which will adversely affect the level of the Index. All of the above may adversely affect the performance of the Index and the notes.

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Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

What Are the Interest Rates for Different Interest Payment Dates, Assuming a Range of Performances for the Index?

The following tables and examples illustrate hypothetical Interest Rates for different Interest Payment Dates, based on a range of Cumulative Index Returns on the various Interest Determination Dates. The tables and examples assume a hypothetical Initial Index Level of 110 and a Minimum Interest Rate of 1.75% (the low point of the expected range on the cover). The actual Minimum Interest Rate will be determined on the pricing date and will not be less than 1.75% per annum or greater than 2.00% per annum. Each example below assumes a set of specific, hypothetical Cumulative Index Returns and shows how the Index Factor for each of the seven Interest Determination Dates would affect the determination of the applicable Interest Rate. The hypothetical Interest Rates set forth below are for illustrative purposes only and may not be the actual Interest Rates applicable to a purchaser of the notes. You should consider carefully whether the notes are suitable to your investment goals.

The following results are based solely on the hypothetical examples cited and assume that a commodity hedging disruption event has not occurred during the term of the notes. The hypothetical Interest Payments set forth below are for illustrative purposes only and may not be the actual Interest Payments applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Cumulative Index Return	Interest Rate for each Interest Payment Date
		First	Second	Third	Fourth	Fifth	Sixth	Seventh
198.00	80.00%	80.00%	40.00%	26.67%	20.00%	16.00%	13.33%	11.43%
187.00	70.00%	70.00%	35.00%	23.33%	17.50%	14.00%	11.67%	10.00%
176.00	60.00%	60.00%	30.00%	20.00%	15.00%	12.00%	10.00%	8.57%
165.00	50.00%	50.00%	25.00%	16.67%	12.50%	10.00%	8.33%	7.14%
154.00	40.00%	40.00%	20.00%	13.33%	10.00%	8.00%	6.67%	5.71%
143.00	30.00%	30.00%	15.00%	10.00%	7.50%	6.00%	5.00%	4.29%
132.00	20.00%	20.00%	10.00%	6.67%	5.00%	4.00%	3.33%	2.86%
126.50	15.00%	15.00%	7.50%	5.00%	3.75%	3.00%	2.50%	2.14%
121.00	10.00%	10.00%	5.00%	3.33%	2.50%	2.00%	1.75%	1.75%
115.50	5.00%	5.00%	2.50%	1.75%	1.75%	1.75%	1.75%	1.75%
110.00	0.00%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%
104.50	-5.00%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%
99.00	-10.00%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%
93.50	-15.00%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%
88.00	-20.00%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%
77.00	-30.00%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%
66.00	-40.00%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%
55.00	-50.00%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%
44.00	-60.00%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%
33.00	-70.00%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%
22.00	-80.00%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%	1.75%

JPMorgan Structured Investments —	TS-10
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1:

Interest Determination Date	Ending Index Level	Cumulative Index Return	Index Factor	Cumulative Index Return × Index Factor	Interest Rate	Interest Payment
First	112.20	2.00%	1	2.00%	2.00%	$20.00
Second	114.40	4.00%	1/2	2.00%	2.00%	$20.00
Third	116.60	6.00%	1/3	2.00%	2.00%	$20.00
Fourth	118.80	8.00%	1/4	2.00%	2.00%	$20.00
Fifth	121.00	10.00%	1/5	2.00%	2.00%	$20.00
Sixth	123.20	12.00%	1/6	2.00%	2.00%	$20.00
Seventh	125.40	14.00%	1/7	2.00%	2.00%	$20.00

				Total Interest Payments:		$140.00

Explanation for Example 1

In example 1, the Index increases by approximately 2% during each year over the term of the notes. Because, on each Interest Determination Date, the product of the Cumulative Index Return and the Index Factor is equal to 2%, which is greater than the Minimum Interest Rate, the Interest Rate for each Determination Date is equal to 2%. Accordingly, the investor receives the total Interest Payments over the term of the notes equal to $140.00 per $1,000 principal amount note.

Example 2:

Interest Determination Date	Ending Index Level	Cumulative Index Return	Index Factor	Cumulative Index Return × Index Factor	Interest Rate	Interest Payment
First	107.80	-2.00%	1	-2.00%	1.75%	$17.50
Second	105.60	-4.00%	1/2	-2.00%	1.75%	$17.50
Third	103.40	-6.00%	1/3	-2.00%	1.75%	$17.50
Fourth	101.20	-8.00%	1/4	-2.00%	1.75%	$17.50
Fifth	99.00	-10.00%	1/5	-2.00%	1.75%	$17.50
Sixth	96.80	-12.00%	1/6	-2.00%	1.75%	$17.50
Seventh	94.60	-14.00%	1/7	-2.00%	1.75%	$17.50

				Total Interest Payments:		$122.50

Explanation for Example 2

In example 2, the Index decreases by approximately 2% during each year over the term of the notes. Because, on each Interest Determination Date, the product of the Cumulative Index Return and the Index Factor is equal to -2%, which is less than the Minimum Interest Rate, the Interest Rate for each Determination Date is equal to the Minimum Interest Payment of 1.75%. Accordingly, the investor receives the total Interest Payments over the term of the notes equal to $122.50 per $1,000 principal amount note.

Example 3:

Interest Determination Date	Ending Index Level	Cumulative Index Return	Index Factor	Cumulative Index Return × Index Factor	Interest Rate	Interest Payment
First	111.10	1.00%	1	1.00%	1.75%	$17.50
Second	111.65	1.50%	1/2	0.75%	1.75%	$17.50
Third	116.60	6.00%	1/3	2.00%	2.00%	$20.00
Fourth	117.70	7.00%	1/4	1.75%	1.75%	$17.50
Fifth	118.25	7.50%	1/5	1.50%	1.75%	$17.50
Sixth	119.90	9.00%	1/6	1.50%	1.75%	$17.50
Seventh	125.40	14.00%	1/7	2.00%	2.00%	$20.00

				Total Interest Payments:		$127.50

JPMorgan Structured Investments —	TS-11
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

Explanation for Example 3

In example 3, the Index increases by varying amounts during each year over the term of the notes. Even though the Index increases over the term of the notes, due to the application of the Index Factor, the Interest Payments do not increase at the same rate and, in some cases, the Interest Payments decrease. The investor receives the total Interest Payments over the term of the notes equal to $127.50 per $1,000 principal amount note.

Example 4:

Interest Determination Date	Ending Index Level	Cumulative Index Return	Index Factor	Cumulative Index Return × Index Factor	Interest Rate	Interest Payment
First	114.40	4.00%	1	4.00%	4.00%	$40.00
Second	118.80	8.00%	1/2	4.00%	4.00%	$40.00
Third	123.20	12.00%	1/3	4.00%	4.00%	$40.00
Fourth	117.70	7.00%	1/4	1.75%	1.75%	$17.50
Fifth	112.20	2.00%	1/5	0.40%	1.75%	$17.50
Sixth	106.70	-3.00%	1/6	-0.50%	1.75%	$17.50
Seventh	101.20	-8.00%	1/7	-1.14%	1.75%	$17.50

				Total Interest Payments:		$190.00

Explanation for Example 4

In example 4, the Index increases by approximately 4% during each of the first three years of the term of the notes, then decreases by approximately 5% during each of the final four years of the term of the notes. In this example, because the increase in the level of the Index occurs early in the term of the notes (and the decrease in the level of the Index occurs late in the term of the notes), the Interest Rate remains above the Minimum Interest Rate for three of the seven Interest Determination Dates, and the investor receives the total Interest Payments over the term of the notes equal to $190.00 per $1,000 principal amount note.

Example 5:

Interest Determination Date	Ending Index Level	Cumulative Index Return	Index Factor	Cumulative Index Return × Index Factor	Interest Rate	Interest Payment
First	105.60	-4.00%	1	-4.00%	1.75%	$17.50
Second	101.20	-8.00%	1/2	-4.00%	1.75%	$17.50
Third	106.70	-3.00%	1/3	-1.00%	1.75%	$17.50
Fourth	112.20	2.00%	1/4	0.50%	1.75%	$17.50
Fifth	117.70	7.00%	1/5	1.40%	1.75%	$17.50
Sixth	123.20	12.00%	1/6	2.00%	2.00%	$20.00
Seventh	128.70	17.00%	1/7	2.43%	2.43%	$24.30

				Total Interest Payments:		$131.80

Explanation for Example 5

In example 5, the Index decreases by approximately 4% during each of the first two years of the term of the notes, then approximately increases by approximately 5% during each of the final five years of the term of the notes. In this example, because the decrease in the level of the Index occurs early in the term of the notes (and the increase in the level of the Index occurs late in the term of the notes), the Interest Rate remains below the Minimum Interest Rate for five of the seven Interest Determination Dates, and the investor receives the total Interest Payments over the term of the notes equal to $131.80 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-12
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

Example 6:

Interest Determination Date	Ending Index Level	Cumulative Index Return	Index Factor	Cumulative Index Return × Index Factor	Interest Rate	Interest Payment
First	121.00	10.00%	1	10.00%	10.00%	$100.00
Second	132.00	20.00%	1/2	10.00%	10.00%	$100.00
Third	143.00	30.00%	1/3	10.00%	10.00%	$100.00
Fourth	154.00	40.00%	1/4	10.00%	10.00%	$100.00
Fifth	165.00	50.00%	1/5	10.00%	10.00%	$100.00
Sixth	176.00	60.00%	1/6	10.00%	10.00%	$100.00
Seventh	187.00	70.00%	1/7	10.00%	10.00%	$100.00

				Total Interest Payments:		$700.00

Explanation for Example 6

In example 6, the Index increases by approximately 10% during each year over the term of the notes. Because, on each Interest Determination Date, the product of the Cumulative Index Return and the Index Factor is equal to 10%, which is greater than the Minimum Interest Rate, the Interest Rate for each Determination Date is equal to 10%. Accordingly, the investor receives the total Interest Payments over the term of the notes equal to $700.00 per $1,000 principal amount note.

These payouts on the notes shown above do not reflect fees or expenses that would associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payouts shown above would likely be lower.

Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly Index closing levels from January 6, 2006 through October 22, 2010 and the historical performance of the Index based on the Index closing levels from October 29, 2010 through September 30, 2011. The Index was established on October 29, 2010. The Index closing level on October 3, 2011 was 108.50. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The hypothetical back-tested and historical values of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing levels on the pricing date or the Observation Date. The data for the hypothetical back-tested performance of the Index set forth in the following graph were calculated on materially the same basis on which the performance of the Index is now calculated but does not represent the actual historical performance of the Index.

The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown.

Alternative modeling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the chart above.

JPMorgan Structured Investments —	TS-13
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this term sheet, which will be the fifth business day following the expected pricing date of the notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	TS-14
Index Annual Income Notes Linked to the JPMorgan ETF Efficiente 5 Index